EXHIBIT 23.3


                         INDEPENDENT AUDITORS CONSENT

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 10, 1995 with respect to the financial statements of Niagara Cold Drawn Corp., included in the Niagara Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended by the form 10-K/A dated October 27, 1997) that is made a part of the Post-Effective Amendment to the Registration Statement (Form S-3, No. 33-64682) and related Prospectus of Niagara Corporation for the registration of 6,050,000 shares of its common stock.

/s/ MACDADE ABBOTT LLP

MacDade Abbott LLP

Paoli, Pennsylvania
October 27, 1997